Operational Update                                                                       13 April 2006

Index Oil and Gas, Inc. (“Index”, OTCBB: IXOG), is pleased to provide an update on its operations in Kansas.

•	Development drilling success in Seward
•	Barton County exploration project - seismic acquisition

Kansas - Seward

Index holds a 5% working interest in oil and gas leases through an Area of Mutual Interest (AMI) initially covering approximately 8,500 acres located in Stafford County, Kansas. The current retained AMI area is approximately 3871 acres. The project areas are named Seward North, Globe and Seward Townsite, collectively “Seward”.

Index is participating in a 5 well drilling program which commenced in mid January 2006. The first 4 wells in a 5 well program (Schilling #1-32, Marvin Drach #2-2, Neeland #1-32 and Witt #1-14) have been drilled successfully. Index plans that all of these will be completed as producing wells, with Schilling #1-32 having now commenced production. The operator is currently drilling the final well in this series (Conner-Jackson #1-29).

Subject to the success of Conner-Jackson #1-29 this program will increase the number of producing Seward wells from 14 to 19.

Kansas - Barton County exploration project

As referred to in the current report filed on Form 8-K with the Securities and Exchange Commission on 15 March 2006, Index has also acquired a working interest in an exploration project to the north of Seward in Barton County, Kansas.

The 5% working interest in the Barton County project is in an AMI of some 4879 acres. The operator has recently acquired, through a geophysical contractor, approximately 6.6 square miles of new 3 Dimensional (“3D”) seismic data. This is currently being processed prior to evaluation.

Index believes that the acquisition and processing of new 3D seismic data may enable the project partners to identify undrilled structural highs in this proven petroleum province.

Both the Seward producing field and the Barton County project are located on a structure known as the Central Kansas uplift. Since the early 1900’s, several billion barrels of oil have been produced from the Central Kansas Uplift, primarily from carbonate reservoirs of the Pennsylvanian, Lansing Group through to the Arbuckle Group of Cambro-Ordovician age.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas and Louisiana. It has offices in Bath, England and Houston, Texas. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

For more information visit our website www.indexoil.com

Contact:
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Tel: +1 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.